Exhibit 8.1

LIST OF SUBSIDIARIES

The following table sets forth our consolidated subsidiaries as of April 19, 2019, including our direct and indirect ownership interest in each:

Name of Company	Jurisdiction of Establishment	Percentage Owned	Description
Aeropuerto de Acapulco, S.A. de C.V.	Mexico	100	Holds concession for Acapulco International Airport

Aeropuerto de Ciudad Juárez, S.A. de C.V.	Mexico	100	Holds concession for Ciudad Juárez International Airport

Aeropuerto de Culiacán, S.A. de C.V.	Mexico	100	Holds concession for Culiacán International Airport

Aeropuerto de Chihuahua, S.A. de C.V.	Mexico	100	Holds concession for Chihuahua International Airport

Aeropuerto de Durango, S.A. de C.V.	Mexico	100	Holds concession for Durango International Airport

Aeropuerto de Mazatlán, S.A. de C.V.	Mexico	100	Holds concession for Mazatlán International Airport

Aeropuerto de Monterrey, S.A. de C.V.	Mexico	100	Holds concession for Monterrey International Airport

Aeropuerto de Reynosa, S.A. de C.V.	Mexico	100	Holds concession for Reynosa International Airport

Aeropuerto de San Luis Potosí, S.A. de C.V.	Mexico	100	Holds concession for San Luis Potosí International Airport

Aeropuerto de Tampico, S.A. de C.V.	Mexico	100	Holds concession for Tampico International Airport

Aeropuerto de Torreón, S.A. de C.V.	Mexico	100	Holds concession for Torreón International Airport

Aeropuerto de Zacatecas, S.A. de C.V.	Mexico	100	Holds concession for Zacatecas International Airport

Aeropuerto de Zihuatanejo, S.A. de C.V.	Mexico	100	Holds concession for Zihuatanejo International Airport

Servicios Aeroportuarios del Centro Norte, S.A. de C.V.	Mexico	100	Provider of administrative and other services.

Operadora de Aeropuertos del Centro Norte, S.A. de C.V.	Mexico	100	Provider of operational services.

Holding Consorcio Grupo Hotelero T2, S.A. de C.V.	Mexico	100

Holds 90% of the shares of the Consortium to develop and operate an NH-branded hotel and commercial areas inside the Terminal 2 of Mexico City International Airport.  A Mexican subsidiary of NH Hoteles SA, a Spanish company, owns the other 10%.

Consorcio Grupo Hotelero T2, S.A. de C.V.	Mexico	90

Holds a 20-year lease agreement with Mexico City International Airport to develop and operate a 287-room, 5-star hotel and more than 5,000 square meters (53,820 square feet) in commercial space inside Terminal 2.

Servicios Corporativos Terminal T2, S.A. de C.V.	Mexico	90	Provider of administrative and other services.

Servicios Complementarios del Centro Norte, S.A. de C.V.	Mexico	100	Provider of complementary services.

OMA Logística, S.A. de C.V.	Mexico	100

Develops and operates commercial areas in our concessionaries.

Holds 85% of the shares of the investment project to develop and operate a Hilton Garden Inn and commercial areas at the Monterrey airport.  Grupo Hotelero Santa Fe owns the remaining 15%.

Holds 51% of the shares of OMA-VYNMSA Aero Industrial Park, S.A. de C.V., an investment project to develop, operate and build an industrial park at the Monterrey airport.  VYNMSA owns the remaining 49%.

Servicios Aero Especializados del Centro Norte, S.A. de C.V.	Mexico	100	Provider of administrative and other services.

OMA-VYNMSA Aero Industrial Park, S.A. de C.V.	Mexico	51	Entity created to build and operate an industrial park at the Monterrey airport.

Consorcio Hotelero Aeropuerto Monterrey, S.A.P.I. de C.V.	Mexico	85	Holds a 20-year lease agreement with the Monterrey airport to develop and operate a 134-room hotel at the Monterrey airport under the brand Hilton Garden Inn.

Servicios Hoteleros Aeropuerto Monterrey, S.A. de C.V.	Mexico	85	Provider of administrative and other services.